EXHIBIT 10.4

FORM OF

COMMERCIAL CAPITAL BANCORP, INC.

2004 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

Restricted Stock Agreement (this “Agreement”), dated as of                      (the “Grant Date”), between Commercial Capital Bancorp, Inc. (the “Company”) and                                          (the “Participant”). This Agreement is pursuant to the terms of the Commercial Capital Bancorp, Inc. 2004 Long-Term Incentive Plan (the “Plan”), a copy of which has been furnished to the Participant and the terms of which are incorporated herein by reference. Unless otherwise indicated, whenever capitalized terms are used in this Agreement, they shall have the meanings set forth in the Plan.

Section 1. Grant of Award. The Participant is hereby granted an award of restricted stock representing                      shares of Common Stock under the terms and conditions specified herein (the “Award”).

Section 2. Vesting of Shares.

2.1 Vesting Schedule. Subject to Section 3, shares covered by the Award (the “Restricted Shares”) shall vest based on the passage of time according to the following vesting schedule:

Number of Restricted Shares	Vesting Date

2.2 Accelerated Vesting. Notwithstanding Section 2.1, Restricted Shares shall become fully and immediately vested upon a Sale Event.

2.3 Discretionary Vesting. The Board may, in its sole discretion, accelerate the vesting of any or all Restricted Shares at any time and for any reason.

Section 3. Forfeiture in the Event of Termination of Employment. If the Participant’s employment with the Company and its subsidiaries is terminated for any reason, the Participant shall forfeit his or her interest in any Restricted Shares that have not yet become vested, which shall be cancelled and be of no further force or effect.

Section 4. Dividends and Voting Rights. The Participant shall be entitled to receive any dividends paid with respect to the Restricted Shares; provided, however, that no dividends shall be payable to or for the benefit of a Participant with respect to record dates occurring prior to the Grant Date, or with respect to record dates occurring on or after the date, if any, on which the Participant has forfeited the Restricted Shares pursuant to Section 3 hereof. The Participant shall be entitled to vote the Restricted Shares to the same extent as would have been applicable to the Participant if the Participant was then vested in the Restricted Shares; provided, however, that the Participant shall not be entitled to vote the Restricted Shares with respect to record dates occurring prior to the Grant Date, or with respect to record dates occurring on or after the date, if any, on which the Participant has forfeited the Restricted Shares pursuant to Section 3 hereof.

Section 5. Adjustments. If at any time while the Award is outstanding, the number of outstanding shares of Common Stock is changed by reason of a reorganization, recapitalization, stock split or any other event described in Article V of the Plan, the number and/or kind of Restricted Shares covered by the Award shall be adjusted accordingly pursuant to the provisions of the Plan.

Section 6. Limitations on Restricted Shares. Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered until the Participant is vested in such shares in accordance with the provisions hereof.

Section 7. No Right to Continued Employment. Nothing in this Agreement shall confer upon a Participant who is an employee of the Company or any of its subsidiaries any right to continue in the employ of the Company or any of its subsidiaries or to interfere in any way with the right of the Company or any of its subsidiaries to terminate the Participant’s employment at any time.

Section 8. Deposit of Restricted Shares. Each certificate issued in respect of Restricted Shares granted under this Agreement shall be registered in the name of the Participant and shall be deposited with an escrow agent designated by the Board. The grant of Restricted Shares is conditioned upon the Participant endorsing in blank a stock power for the Restricted Shares.

Section 9. Withholding of Taxes. The Company shall withhold from any amounts due and payable by the Company to the Participant (or secure a cash payment from the Participant in lieu of withholding) the amount of any federal or state withholding or other taxes, if any, due from the Company with respect to the Restricted Shares.

Section 10. Miscellaneous Provisions.

10.1 Notices. All notices, requests and demands to or upon a party hereto shall be in writing and shall be deemed to have been duly given when delivered by hand or three days after being deposited in the mail, postage prepaid or, in the case of facsimile notice, when received, addressed as follows or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

(a)	If to the Company, to the following address:

Commercial Capital Bancorp, Inc.
One Venture, 3rd Floor
Irvine, CA 92618
Attn: Stephen H. Gordon,
Chairman and Chief Executive Officer
Facsimile: (949) 585-0174

(b)	If to the Participant, to the address or facsimile number as shown on the signature page hereto.

10.2 Amendment. This Agreement may be amended only by a writing executed by the parties hereto that specifically states that it is amending this Agreement.

10.3 Governing Law. This Agreement shall be construed and interpreted in accordance with and governed by the laws of the State of Nevada, other than the conflict of laws provisions of such laws.

10.4 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

10.5 Construction. The construction of this Agreement is vested in the Board, and the Board’s construction shall be final and conclusive on all persons.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

PARTICIPANT	COMMERCIAL CAPITAL BANCORP, INC.

Name:	Name:

Title:

Address:

Telephone Number:

Facsimile:

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